Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT (NOMADAR) FOR THE BRAND “MÁGICO GONZÁLEZ” BETWEEN CADIZ CF S.A.D. AND NOMADAR CORP.

In Cádiz, on July 23, 2024

APPEAR

On the one hand, Mr. Rafael Jesús Contreras Chamorro, of legal age, of Spanish nationality, with D.N.I. 31.264.896-f, as vice-president of CÁDIZ CLUB DE FÚTBOL, S.A.D. (hereinafter, the “Licensor” or “Cádiz CF”), with fiscal address for the purposes of this contract at Estadio Nuevo Mirandilla, Plaza de Madrid, 11010, Cádiz, and C.I.F. A- 11013703.

On the other side, Mr. Ivan Contreras Torres, of legal age, Spanish nationality, with D.N.I./passport number 43516493X, in the capacity of CEO of NOMADAR CORP. (hereinafter referred to as “NOMADAR” or the “Licensee”) an American company with registered office for the purposes of this contract at 5015 Hwy 59 N, Marshall, TX, 75670, registered in Delaware and with Fiscal Code 99-3383359.

For the purposes of this document, the Licensor and the Licensee will be jointly referred to as the “Parties” and individually and interchangeably as the “Party” or by their own denomination.

Both Parties mutually recognizing the representation with which they act and in the legal responsibility of both

STATE

I.- That the sports entity Cádiz CF aims, among other things, to participate in official professional sports competitions in the modality of football, promote and develop sports activities of one or several sports modalities, and exploit and commercialize sports shows, products, and rights of all kinds related to or connected with sports activities, the professional team, and the team’s resources, and in general, promote a set of sports and recreational activities that benefit the city and province of Cádiz.

These objectives, in addition to being directly planned, executed, and carried out by Cádiz CF S.A.D., are developed by all those companies in which Cádiz CF S.A.D. holds the status of sole or majority shareholder (the “Cádiz CF Group” which includes NOMADAR CORP., whose share capital is mostly owned by SPORT CITY CÁDIZ S.L.U., a 100% subsidiary of Cádiz CF or the subsidiaries of NOMADAR anywhere in the world).

II.- That on September 12, 2022, a Deed of Recognition of Ownership of Intellectual Property Brands and Image Rights was executed before the notary of San Fernando, Mr. Ignacio José Padial Gómez Torrente, with protocol number 3334, between Cádiz CF and Mr. Jorge Alberto González Barillas (the “Mágico González – Cádiz CF Contract”). By virtue of this contract, it was agreed by these parties that Cádiz CF would exclusively manage the brand rights derived from the nickname by which Mr. González Barillas is internationally known, “Mágico González,” agreeing for these purposes that the brand rights of the nickname or pseudonym “Mágico González” henceforth would belong to Cádiz C.F.

III.- That by virtue of the Mágico González – Cádiz CF Contract mentioned in recital II above, the Licensor declares to be the owner of the Spanish trademark “MÁGICO GONZÁLEZ” (hereinafter the “Trademark”). This Trademark, as recorded in the registration certificate of the Trademark before the European Union Intellectual Property Office (EUIPO) included as Annex A, is registered in the name of the Licensor under number 018791443 in classes 3, 4, 6, 8, 9, 10, 11, 14, 15, 16, 18, 20, 24, 25, 27, 28, 32, 33, 34, 35, 41, 43, 45 to distinguish the goods and services included therein. Likewise, the registration of the aforementioned Trademark before the World Intellectual Property Organization for the territory of the United States is in process.

IV.- That the Licensor declares that for the Territory to which this license is limited, no license or usufruct right has been granted, nor has a chattel mortgage been constituted over the trademark MÁGICO GONZÁLEZ, nor is there knowledge of any third parties who may have a better right over said Trademark in that territory.

V.- That considering the complexity and sensitivity of the global sports market, the Cádiz CF Group believes that the ability to maintain a unique and homogeneous brand image and positioning globally is one of the main competitive advantages over other operators in the sector. Therefore, the Cádiz CF Group has opted to localize and concentrate in Cádiz CF the strategic decisions at the international level regarding image and corporate communication policies, brand positioning, and the definition of its visual aspects, the reinforcement of identity and values, and coordination with product management in each country among others.

The Cádiz CF Group, based on the particularities of each country, establishes centrally which entity should carry out the necessary procedures before the Industrial Property bodies of each country to protect the brand image, understanding that registration per se does not entail economic rights for whoever has proceeded to it.

Based on the above, the Parties consider that both Cádiz CF and NOMADAR can significantly contribute to the development and consolidation of the Trademark and agree to sign this contract to establish the terms of the license to use the Trademark by the Licensee, the delimitation of the territory for such use, and the compensation derived from this circumstance.

VI.- That NOMADAR, as a subsidiary of Cádiz CF, through the educational activity of sports academies, events, and the commercialization of products and merchandising, recognizing that strategic decisions at the international level regarding image and corporate communication policies, brand positioning, and the definition of its visual aspects, the reinforcement of identity and values, and coordination with product management in each country should be concentrated in Cádiz CF, has as its main objective as Licensee to consolidate the Trademark worldwide (hereinafter the “Territory”), transmitting to the various market groups the unique identity and values of the Cádiz CF Group, especially its Trademark “MÁGICO GONZÁLEZ.” To this end, they maintain contact and relationship with educational institutions, event organizers, coaches, and teachers, communicate development and promotion opportunities to the Cádiz CF Group, identify and participate in bidding processes, and coordinate communication activities locally.

VII.- Considering all of the above and being of interest to the Licensor and the Licensee the granting to the latter of an exclusive license right over the trademark MÁGICO GONZÁLEZ for the purposes indicated in these recitals, both Parties agree to enter into this brand license agreement in accordance with the following

STIPULATIONS

FIRST: OBJECT OF THE CONTRACT

The subject matter of this exclusive license agreement is the use of the trademark MÁGICO GONZÁLEZ which, as sole owner, is owned by Licensor arising from the Mágico González - Cádiz CF Agreement, as registered according to the certification attached hereto as Exhibit A, including, but not limited to:

1. The trademark registered with the European Union Intellectual Property Office (EUIPO) under registration number 018791443.

2. The registration application process in process with the World Intellectual Property Organization (WIPO) for the territory of the United States.

3. Any future applications and/or registration of the Trademark in any other territory and before any trademark registration office worldwide, which are made during the term of this agreement, including all rights associated with such applications and registrations.

Cádiz CF reserves the right to use the Trademark both for the services referred to in the following Clause 2.1 and for the rest of the products and services for which it is registered.

SECOND. CONTENT AND SCOPE OF THE LICENSE RIGHT

2.1. The licensor grants the Licensee the right to use the Trademark exclusively for the following products and services: sports and non-sports clothing, sports equipment, non- alcoholic beverages, stationery products, merchandising products, household items, exploitation of bars and restaurants, sports events, MICE events, cultural and musical events... and any activity related to the company’s purpose.

For the aforementioned purposes, the Licensee is authorized to use the Trademark for commercial, advertising, and any other activities related to the company’s business.

Within the rights of use included in this license, the Licensee may mention the Trademark in all promotional or advertising activities related to the services offered, including printing it on brochures, posters, or any other advertising document.

Additionally, the Trademark may be included in the Licensee’s presentation letters, information brochures, and similar documents or media. In any case, the symbol MR R or TM must be included next to the Trademark along with its corresponding registration number.

Finally, the Licensor may request the information it considers relevant regarding the activities carried out by the Licensee to control the proper use of the license.

The use of the Trademark for purposes other than those mentioned in this stipulation is prohibited.

2.2. The Licensor grants the Licensee an exclusive license right over the trademark MÁGICO GONZÁLEZ. The Licensor is entitled to use the Trademark subject to this contract within the scope covered by the granted license right.

2.3. In any case, the granting of this license on the rights to use the Trademark will not generate any intellectual or industrial property rights in favor of the Licensee. Thus, the Licensor will maintain its full ownership over the exploitation rights of the Trademark.

2.4. Additionally, the Licensor does not guarantee the Licensee the economic profitability of the Trademark.

THIRD. GEOGRAPHICAL SCOPE OF THE LICENSE

The Licensee may use the license contained in this contract worldwide except in Spain.

FOURTH. DURATION OF THE CONTRACT

4.1 Initial Term

The temporal scope of the brand rights transfer made by the Licensor in favor of the Licensee over the Trademark will have an initial duration of twenty years from its validity unless the Contract is terminated early as provided in the following TENTH Stipulation. After this initial term, the duration of the exclusive license granted by virtue of this contract will be linked to the criteria of Cádiz CF, so from the twentieth anniversary of the contract’s validity, this transfer of rights will be revocable by the Licensor with a minimum notice of one (1) year.

4.2 Suspensive Condition and Resolutory Condition

Resolutory Condition: Notwithstanding the above, the effects of the exclusive license for the use of the trademark MÁGICO GONZÁLEZ regulated by this contract will be automatically resolved without the need for any requirement or notification between the Parties in the following cases: (i) if one (1) year has passed from the date of signing this contract without NOMADAR being able to meet the initial standards required by the SEC for its listing as a publicly traded company on NASDAQ, and (ii) at any time after NOMADAR’s listing on NASDAQ when NOMADAR fails to comply with the continuous requirements or standards to maintain its listing on that stock market and has caused its delisting as a publicly traded company on NASDAQ.

Once the contract is terminated for any reason, the Licensee will cease using the Trademark and must comply with the provisions in the NINTH stipulation regarding confidentiality obligations.

The termination of the contract due to the lapse of its duration will not generate any right to compensation in favor of any of the parties except as provided for non- compliance in the following TENTH Clause.

FIFTH. LICENSE REMUNERATION AND PAYMENT METHOD

The Parties agree that the annual remuneration corresponding to the transfer of the Trademark use will be calculated based on the results of NOMADAR’s financial statements closed on December 31 of each calendar year (the “Fiscal Year”).

Within thirty (30) business days following the end of each Fiscal Year, the Licensee commits to send Cádiz CF the financial statements reflecting the total sales amount (net of expenses) derived from the Trademark billed by NOMADAR in the calendar year (“Net Sales = difference between Sales Revenue and Cost of Goods Sold”). The Licensor will receive a fee equivalent to 15% of the Net Sales obtained as remuneration for the transfer of the Trademark use regulated in this Contract.

Cádiz CF will invoice the Subsidiary for the transfer of the Trademark use within five (5) business days following the notification of remunerations.

If in any year during the validity of this contract the final approved annual accounts after the corresponding audit, if any, require adjustments impacting the remuneration amounts, the Parties agree to negotiate in good faith the optimal way to compensate such payments.

Likewise, in the event of early termination of this contract, Cádiz CF will invoice NOMADAR for the Trademark transfer using a prorated calculation for the months elapsed until the effective termination date.

NOMADAR commits to having quarterly financial statements and adequate accounting records that allow Cádiz CF to verify the Net Sales at any time during the validity of this contract.

SIXTH. OBLIGATIONS OF THE PARTIES

A) The Licensee is obliged to:

1. Use the Trademark subject to the contract as registered. Any variation from this use must be expressly authorized by the Licensor. The authorization must be in writing.

2. Establish the necessary means to exploit the Trademark in line with the purpose of this license.

3. Pay the Licensor the remuneration agreed in the FIFTH stipulation.

4. Inform the Licensor of all possible trademark infringements that a third party may have committed and cooperate in defending these rights.

5. Not engage in actions that may compromise the good name/prestige of the Trademark.

B) The Licensor, as the registrant of the Trademark’s use and exploitation rights, is obliged to:

1. Guarantee the use of the Trademark.

2. Keep the Licensee informed of all possible fraudulent uses or violations of the Trademark that third parties may have committed, committing to adopt all necessary measures to ensure its protection and proper use.

3. Carry out all necessary activities to keep the Trademark in force.

SEVENTH. EXPENSES AND TAXES DERIVED FROM THE LICENSE

Taxes, fees, and contributions that may arise from this license will be the sole responsibility of the Licensee, except for those that may correspond to the Licensor according to applicable legislation.

EIGHTH. LICENSE REGISTRATION

Each party to this contract may request the registration of the non-exclusive license right in the trademark registry in accordance with art. 46.2 of the Trademark Law 17/2001.

The expenses derived from the registration will be borne by the licensee company. The licensor company is obliged to provide the Licensee with all necessary collaboration to achieve the registration of the mentioned right in the Trademark Registry.

NINTH. CONFIDENTIALITY OBLIGATION

The Licensee acknowledges that all information accessed within the framework of the contract, whether related to the license itself or the activity or organization of Cádiz CF (hereinafter the Information), is confidential. Thus, NOMADAR commits not to disclose it and to maintain the strictest confidentiality regarding said Information, warning, if necessary, of this confidentiality and secrecy duty to its employees, associates, and any person who, due to their position or personal or sentimental relationship, should or may have access to it.

The Licensee may not reproduce, modify, make public, or disclose to third parties the Information without prior written and express authorization from the Licensor. Furthermore, it commits to implementing the necessary means to prevent the Information from being disclosed or transferred and will adopt the same security measures as it would for its confidential information, avoiding its loss, theft, or misappropriation.

The Licensee commits, if necessary, to warn about the existence of the confidentiality duty to its employees, associates, and any person to whom the Information is provided, being responsible for the improper use these people may make of the Information related to the contract.

Both parties commit to using the Information solely to achieve the contract’s objectives and not for other purposes, and that it will only be known to those persons strictly necessary to fulfill those objectives.

The confidentiality provisions stipulated in this contract will apply during its validity and prevail for two (2) years after its termination. This period is immediate to the termination of the contract.

TENTH. EARLY TERMINATION OF THE CONTRACT

Without prejudice to the provisions in the FOURTH Clause regarding its duration, this contract may be terminated by mutual agreement of the parties with the effects they determine, provided that such termination is made in writing.

Likewise, it may be terminated at any time by the Licensor at its choice without judicial intervention and without prejudice to the liability incurred by the Licensee for contractual breach, provided there are justified reasons as outlined below:

The total or partial non-compliance by NOMADAR with any of the essential conditions or obligations of this contract that is not corrected within ten (10) days from the written and reliable notification to do so.
The others established in the articles of this contract or those contained in the law and specifically in the Civil Code and the Commercial Code.

The Parties will be entirely responsible for the damages of any kind they cause to the other Party as a consequence of the non-compliance or defective compliance of any or some of the obligations and guarantees assumed in this Contract.

If any of the Parties declares the Contract terminated early in accordance with this Stipulation, NOMADAR will cease to have the right to use the trademark MÁGICO GONZÁLEZ from the termination date. The Parties state that in the event of early termination of the Contract, NOMADAR will not have the right to recover any part of the paid remuneration.

The Licensee will be responsible and will keep the Licensor fully indemnified against any claim initiated by any third party derived from the exploitation and use of the trademark MÁGICO GONZÁLEZ.

ELEVENTH. NON-WAIVER

The waiver by one of the parties to demand compliance with any of the obligations provided for in the contract or to exercise any of the rights or actions that assist it by virtue of it will not release the other party from full compliance with the remaining obligations contained in the contract; and will not be understood as a waiver to demand in the future the fulfillment of any obligation or to exercise rights or actions provided for in the contract.

The waiver, deferral, or renunciation of any of the rights contemplated in this contract or a part thereof will only be binding if it is in writing, and it may be subject to the conditions that the grantor of said waiver, deferral, or renunciation considers appropriate, limited to the specific case in which it occurred and will not restrict in any case the enforceability in other cases of the right it affects.

TWELFTH. ENFORCEABILITY

The failure by any party to demand compliance with any of the obligations contained in this contract will not affect that party’s right to assert the same. The waiver by any party of a stipulation of this contract will not be interpreted either as a waiver to report any subsequent breach of that stipulation or as a waiver of the same.

THIRTEENTH. TRANSFER OF THE LICENSE CONTRACT AND GRANT OF SUBLICENSES

NOMADAR, as a subsidiary of Cádiz CF, may not transfer this contract to any natural or legal person without the prior written consent of Cádiz CF. The change of control of the subsidiary will be understood as a case of transfer and will therefore require prior consent from Cádiz CF. However, the latter will be entitled to transfer this contract without the need for NOMADAR’s authorization, being sufficient to notify the transfer by Cádiz CF at least thirty calendar days before the date on which said transfer takes place.

The provisions of this clause will not obstruct in any way (i) the communication of elements related to the development and positioning of the Trademark by NOMADAR to other companies of the Cádiz CF Group in the Territory, to the extent that such operations are absolutely necessary to achieve the purpose pursued with this contract and (ii) the granting by NOMADAR of sublicenses on the Trademark in favor of other companies or societies of the Cádiz CF Group, all without prejudice to NOMADAR’s responsibility to Cádiz CF for any breaches these companies may incur.

No clause of this contract should be interpreted as an agreement of the Parties to associate, constitute a joint venture, agree on an agency relationship, or be representatives of each other. Each Party is a company with its own legal personality with full control and responsibility over its businesses and employees.

Specifically, NOMADAR will be fully responsible for compliance with any labor legislation and social security regulations in its jurisdiction, and no provision of this contract can be interpreted as attributing labor or contractual responsibility to Cádiz CF for NOMADAR’s employees or those of other companies of the Cádiz CF Group in the Territory.

FOURTEENTH. TRADEMARK UPDATES

The licensor may provide the updates it deems appropriate to modernize and improve the Trademark, provided it does not affect its Purpose.

FIFTEENTH. DATA PROTECTION

The parties to this contract are aware of and commit to complying with Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) as well as Organic Law 3/2018 on Personal Data Protection and guarantee of digital rights and its implementing regulations and/or those that may replace or update them in the future.

Thus, the parties acknowledge that by signing this contract, they consent to the incorporation by the other party of their personal data collected therein, as well as those that may be collected in the future to comply with or correctly execute this contract, into their own automated or non-automated data collection file to properly execute the contractual relationship and eventually for administrative and/or commercial management.

In any case, the parties commit that these personal data will not be communicated to third parties under any circumstances, although if the case arises where some type of personal data communication is to be carried out, they commit to always and beforehand requesting the express, informed, and unequivocal consent of the party who owns the personal data, indicating the specific purpose for which the data communication will be carried out.

This stipulation does not result in any limitation or restriction for the parties in terms of exercising the rights of access, rectification, deletion, limitation of processing, portability, or opposition they may have.

SIXTEENTH: MAINTENANCE OF THE CONTRACT

The parties agree that if any provision of this contract is declared ineffective, whether this ineffectiveness is original or supervening, the rest of the contract will be valid. The declared ineffective clause will be replaced by another that the parties decide by mutual agreement and that from the point of view of the rights or obligations it generates for them has a similar meaning to that it replaces and maintains the economic balance of the provisions of this contract.

The relationships between the contracting parties derived from this contract are governed by what is established therein. Any modification of what is established in this contract requires that it be formalized in writing and incorporated as an Annex to it.

All communication or notification of any aspect related to this contract must be sent to the interested party at the address that appears in the header of the same.

SEVENTEENTH: JURISDICTION

The parties commit to resolving amicably any disagreement that may arise in the development of this agreement.

In case of conflict, both parties agree to submit to the Courts of the city of Cádiz, Spain.

And as proof of consent, they sign this document and its annexes in duplicate at the place and date indicated above

Signed: Nomadar Corp.

/s/ Ivan Contreras Torres
Signed.
Nomadar Corp.

/s/ Rafael Jesus Contreras
Signed.
Cádiz C.F. S.A.D.